400 Collins Road NE
Cedar Rapids, Iowa 52498

Exhibit 99.1

News Release

Rockwell Collins reports first quarter 2012 earnings per share of $0.86

CEDAR RAPIDS, Iowa (January 19, 2012) - Rockwell Collins, Inc. (NYSE: COL) today reported first quarter fiscal year 2012 income from continuing operations of $130 million compared to $150 million in the same period last year. Earnings per share from continuing operations for the quarter were $0.86, a decrease of $0.09, or 9%, from earnings per share of $0.95 in the first quarter of 2011. Prior year results included a favorable impact to income tax expense of $21 million, or 13 cents per share, related to differences in the availability of the Federal R&D Tax Credit. Excluding the impact of these prior year tax-related items, earnings per share in the first quarter of 2012 would have been up 4 cents, or 5%, when compared to last year.

The company reported total sales of $1.1 billion for the first quarter of 2012, which were down 1% when compared to the same period a year ago. Total segment operating earnings increased 2% to $218 million, or 19.9% of sales, for the first quarter of 2012 compared to $213 million, or 19.3% of sales, for the first quarter of 2011.

“First quarter sales were in-line with our expectations as continued growth in Commercial Systems nearly offset the decline in Government Systems,” said Rockwell Collins Chairman, President and Chief Executive Officer, Clay Jones. “Our focus on improved operating performance enabled Government Systems to maintain 20% operating margins despite a 10% decline in sales, while Commercial Systems margins expanded by 170 basis points. This resulted in an increase to total segment operating earnings even as sales declined modestly. Additionally, we exercised some of our balance sheet flexibility this quarter through more aggressive share repurchases, which reduced the outstanding share count by more than 4%, returning significant value to our shareowners.”

Jones went on to state, “I'm encouraged by the improved market environment this quarter, including passage of the 2012 Defense Appropriations bill and continued robust commercial market conditions, which strengthens my confidence in our 2012 earnings per share guidance range of $4.40 to $4.60.”

Following is a discussion of fiscal year 2012 first quarter sales and earnings for each business segment. Commercial Systems' segment results exclude the results of the Rollmet business for all periods presented. The divestiture of Rollmet occurred during the fourth quarter of fiscal year 2011 and is classified as a discontinued operation.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2012 first quarter sales of $511 million, an increase of $57 million, or 13%, compared to sales of $454 million reported for the same period last year.

Sales related to aircraft original equipment manufacturers increased $32 million, or 14%, to $265 million driven by higher product deliveries for the Bombardier Global and Challenger platforms, and increased sales of avionics to Boeing resulting from higher production rates for 777 and 747-8 aircraft. Aftermarket sales increased $27 million, or 14%, to $221 million primarily driven by increased sales of spares related to new Boeing aircraft, para-military programs and Chinese regional aircraft as well as higher service and support sales.

Commercial Systems first quarter operating earnings increased $19 million, or 23%, to $101 million, resulting in an operating margin of 19.8%, compared to operating earnings of $82 million, and an operating margin of 18.1%, for the same period a year ago. The increase in operating earnings and margin was primarily attributable to higher sales volume, partially offset by the absence of a $7 million favorable adjustment to customer incentives recorded in the prior year.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense around the world. Sales in the first quarter of 2012 were $583 million, a decrease of $67 million, or 10%, compared to the $650 million reported for the same period last year.

Avionics sales increased $9 million, or 3%, from the first quarter of 2011 due to increased sales for tanker and rotary-wing programs, partially offset by a decline resulting from the completion of deliveries for the KC-135 GATM program and a reduction in simulation and training program revenues. Communication product sales declined by $12 million, or 8%, primarily due to lower Joint Tactical Radio System revenue for the Ground Mobile Radio variant as well as lower deliveries of satellite communication terminals. Surface solutions sales decreased $46 million, or 43%, resulting from the impact of two programs terminated for convenience in the third quarter of 2011 and fewer deliveries of public safety vehicle systems. Sales of Navigation products decreased by $18 million, or 25%, driven by fewer deliveries of Defense Advanced GPS Receiver products.

Government Systems first quarter operating earnings of $117 million resulted in an operating margin of 20.1%, compared to operating earnings of $131 million, and an operating margin of 20.2%, for the same period last year. The decrease in operating earnings was primarily due to lower sales volume, partially offset by the benefit realized from prior year restructuring actions.

Corporate and Financial Highlights

The company's effective income tax rate was 33% for the first quarter of 2012 compared to a rate of 21.5% for the same period last year. The prior year tax rate included a favorable adjustment related to the retroactive reinstatement of the Federal R&D Tax Credit and also included a full year's benefit from the Federal R&D Tax Credit. Since the Federal R&D Tax Credit has not been reinstated, the current year tax rate only has a three month benefit, which must be allocated across the full year and contributes to the increased effective tax rate. See additional disclosures below related to these tax-related items.

Cash used for operating activities was $64 million for the first quarter of 2012, compared to cash provided by operating activities of $57 million in the prior year. The $121 million reduction in cash from operations was primarily driven by $62 million of higher employee incentive payments, a $47 million increase in pension funding and $20 million of higher income tax payments related to differences in the availability of the Federal R&D Tax Credit.

During the first quarter of 2012, the company issued $250 million of unsecured ten year notes at an interest rate of 3.10%. The proceeds from the debt, supplemented by cash on hand, was used to repurchase 7.1 million shares of common stock in the first quarter of 2012 at a total cost of $385 million. The remaining share repurchase authorization as of December 31, 2011 was $318 million. The company also paid dividends on its common stock totaling $36 million, or 24 cents per share.

Discontinued Operations

During the fourth quarter of 2011, the company sold the Rollmet product line. The divestiture has been accounted for as a discontinued operation for all periods presented. Certain prior period amounts have been reclassified to conform to the current year presentation. For the three months ended December 31, 2010, Commercial Systems sales have been reduced by $6 million and Commercial Systems operating earnings have been reduced by $2 million.

Fiscal Year 2012 Outlook

The following table is a complete summary of the company's fiscal year 2012 financial guidance, which is unchanged from the original issuance on September 15, 2011:

•	Total sales	$4.9 Bil. to $5.0 Bil.
•	Total segment operating margins	20.5% to 21.5%
•	Earnings per share from continuing operations	$4.40 to $4.60
•	Cash flow from operations	$625 Mil. to $725 Mil.
•	Research & development costs	About $900 Mil.
•	Capital expenditures	About $150 Mil.

Business Highlights

Air Arabia selected Rockwell Collins dPAVES™ IFE system for new Airbus fleet
Air Arabia selected Rockwell Collins’ second-generation dPAVES™ in-flight entertainment (IFE) system for 44 new Airbus A320 aircraft. Air Arabia is the first airline in the Middle East to select this system. Rockwell Collins’ PAVES family of IFE systems lead the industry with installations on more than 1,600 single-aisle air transport aircraft.

Emirates Airlines selected Rockwell Collins avionics for 62 new Airbus and Boeing aircraft
Emirates Airlines selected a comprehensive package of Rockwell Collins avionics for 32 new Airbus A380 and 30 new Boeing 777 aircraft. Aircraft deliveries are in progress and will continue through 2015.

U.S. Army selected Rockwell Collins to provide additional Transportable Black Hawk Operations Simulators
Underscoring the growing need to bring training solutions to where soldiers are located, the U.S. Army selected Rockwell Collins to provide additional Transportable Black Hawk Operations Simulators (T-BOS). The contract, valued at $35 million, calls for deliveries to be complete by September 2015.

Rockwell Collins introduced Panorama Glass Front Projection Capability
Rockwell Collins unveiled its Panorama Glass Front Projection (GFP) display at I/ITSEC 2011. When coupled with the Rockwell Collins EP-8000™ Image Generator, the Panorama GFP display provides trainees with a level of visual scene content and display performance fidelity that was previously unavailable. The Panorama GFP system meets the customer's training needs and cost constraints while enabling a visual system solution mapped to the training requirements of the platform in fixed-based or transportable configurations. When combined with a Rockwell Collins 2015HC projector and EP-8000 Image Generator, the Panorama GFP is used for mission rehearsal and night vision goggle crew coordination training.

Rockwell Collins awarded $46 million order for Defense Advanced GPS Receivers
The Rockwell Collins Defense Advanced GPS Receiver (DAGR), credited for playing a critical role in helping soldiers complete missions and save lives, will be provided to more warfighters as the result of a recent $46 million order for more than 20,000 additional units for use by the U.S. Armed Services and Allies. Rockwell Collins has delivered more than 400,000 DAGRs to U.S. and international customers since it was introduced in 2004. The DAGR is primarily used by the U.S. Army and is the handheld military GPS receiver of choice for position, navigation and situational awareness for soldiers and other system installation needs.

Rockwell Collins teams with NASA to help unmanned aircraft navigate in commercial airspace
Rockwell Collins is collaborating with the National Aeronautics and Space Administration (NASA) to develop an unmanned aircraft system control and non-payload communications data link that will eventually enable unmanned aircraft to safely operate in the national airspace.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO, Clay Jones, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on January 19, 2012. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through March 19, 2012.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial aftermarket; the impacts of earthquakes or similar natural disasters, including potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; potential declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

For the three months ended December 31, 2010, results for the company's Rollmet business are reported as discontinued operations. Rollmet was previously reported in the Commercial Systems segment.

	Three Months Ended
	December 31
	2011	2010
Sales
Government Systems	$583	$650
Commercial Systems	511	454
Total sales	$1,094	$1,104

Segment operating earnings
Government Systems	$117	$131
Commercial Systems	101	82
Total segment operating earnings	218	213

Interest expense	(6)	(5)
Stock-based compensation	(6)	(5)
General corporate, net	(12)	(12)
Income from continuing operations before income taxes	194	191
Income tax expense	(64)	(41)

Income from continuing operations	130	150
Income from discontinued operations, net of taxes	—	1
Net income	$130	$151

Diluted earnings per share:
Continuing operations	$0.86	$0.95
Discontinued operations	—	0.01
Diluted earnings per share	$0.86	$0.96

Weighted average diluted shares outstanding	151.1	157.5

The following tables summarize sales by product category and by type of product or service for the three months ended December 31, 2011 and 2010 (unaudited, in millions):

	Three Months Ended
	December 31
	2011	2010
Government Systems sales by product category:
Avionics	$324	$315
Communication products	144	156
Surface solutions	60	106
Navigation products	55	73
Total Government Systems sales	$583	$650

Commercial Systems sales by product category:
Air transport aviation electronics:
Original equipment	$124	$115
Aftermarket[1]	120	102
Wide-body in-flight entertainment products and services	25	27
Total air transport aviation electronics	269	244

Business and regional aviation electronics:
Original equipment	141	118
Aftermarket	101	92
Total business and regional aviation electronics	242	210
Total Commercial Systems sales	$511	$454

Commercial Systems sales by type of product or service:
Total original equipment	$265	$233
Total aftermarket[1]	221	194
Wide-body in-flight entertainment products and services	25	27
Total Commercial Systems sales	$511	$454

1For the three months ended December 31, 2010, air transport aviation electronics aftermarket sales have been reduced by $6 million to reflect the impact of classifying Rollmet as a discontinued operation.

The following table summarizes total Research & Development expenses by segment and funding type for the three months ended December 31, 2011 and 2010 (unaudited, dollars in millions):

	Three Months Ended
	December 31
	2011	2010
Research and Development Expense:
Customer-funded:
Government Systems	$108	$109
Commercial Systems	21	20
Total Customer-funded	129	129

Company-funded:
Government Systems	21	21
Commercial Systems	59	58
Total Company-funded	80	79
Total Research and Development Expense	$209	$208

Percent of Total Sales	19.1%	18.8%

Use of Non-GAAP Financial Information

The non-GAAP earnings per share information for the three months ended December 31, 2010 referenced in the first paragraph of this press release is believed to be useful to investors’ understanding and assessment of our on-going operations. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. The non-GAAP earnings per share result is intended to clarify the impact that certain prior year 2011 tax-related items (discussed in the first paragraph and also in the Corporate and Financial Highlights section of this press release) had on our year-over-year comparative results. The table below reconciles the non-GAAP financial measures used to our reported GAAP financial measures:

Three Months Ended
December 31, 2010

Diluted earnings per share from continuing operations, as reported	$0.95
Less: Tax-related benefit from the retroactive reinstatement of the Federal R&D Tax Credit	(0.10)
Difference in availability of the Federal R&D Tax Credit	(0.03)
Diluted earnings per share from continuing operations, excluding these tax-related items	$0.82

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	December 31, 2011	September 30, 2011
Assets
Cash and cash equivalents	$286	$530
Receivables, net	901	969
Inventories, net	1,302	1,195
Current deferred income taxes	101	106
Other current assets	103	89
Total current assets	2,693	2,889

Property	746	754
Goodwill	777	780
Intangible assets	302	308
Long-term deferred income taxes	435	448
Other assets	215	210
Total assets	$5,168	$5,389

Liabilities and equity
Short-term debt	$48	$—
Accounts payable	403	485
Compensation and benefits	200	324
Advance payments from customers	271	269
Product warranty costs	142	148
Other current liabilities	286	269
Total current liabilities	1,350	1,495

Long-term debt, net	777	528
Retirement benefits	1,563	1,633
Other liabilities	216	205
Equity	1,262	1,528
Total liabilities and equity	$5,168	$5,389

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Three Months Ended
	December 31
	2011	2010
Operating Activities:
Net income	$130	$151
Adjustments to arrive at cash provided by operating activities:
Depreciation	27	26
Amortization of intangible assets	10	8
Stock-based compensation expense	6	5
Compensation and benefits paid in common stock	18	17
Excess tax benefit from stock-based compensation	(4)	—
Deferred income taxes	16	15
Pension plan contributions	(50)	(3)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	73	63
Inventories	(119)	(101)
Accounts payable	(67)	(38)
Compensation and benefits	(124)	(63)
Advance payments from customers	2	(8)
Product warranty costs	(6)	(5)
Income taxes	21	23
Other assets and liabilities	3	(33)
Cash (Used for) Provided by Operating Activities	(64)	57

Investing Activities:
Property additions	(44)	(32)
Acquisition of businesses, net of cash acquired	—	(7)
Other investing activities	(3)	2
Cash Used for Investing Activities	(47)	(37)

Financing Activities:
Purchases of treasury stock	(393)	(149)
Cash dividends	(36)	(38)
Increase in short-term commercial paper borrowings, net	48	—
Decrease in short-term borrowings	—	(10)
Increase in long-term borrowings	247	—
Proceeds from the exercise of stock options	2	4
Excess tax benefit from stock-based compensation	4	—
Cash Used for Financing Activities	(128)	(193)

Effect of exchange rate changes on cash and cash equivalents	(5)	1

Net Change in Cash and Cash Equivalents	(244)	(172)
Cash and Cash Equivalents at Beginning of Period	530	435
Cash and Cash Equivalents at End of Period	$286	$263